UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CALAMOS ASSET MANAGEMENT, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

April 17, 2013

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders of Calamos Asset Management, Inc. The meeting will be held at 9:00 a.m. local time on Wednesday, June 5, 2013 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563. The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting.

Please sign and return the enclosed proxy card promptly in the postage-paid envelope. A majority of the voting power of our common stock must be represented, either in person or by proxy, to constitute a quorum to conduct the business at the annual meeting. You may revoke your proxy at any time before it is voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Sincerely yours,

John P. Calamos, Sr.

Chairman of the Board,

Chief Executive Officer and

Global Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDERS MEETING

to be held on June 5, 2013

THE PROXY STATEMENT AND ANNUAL REPORT

TO SECURITY HOLDERS ARE AVAILABLE AT:

www.calamos.com/proxy

Notice is hereby given that the annual meeting of stockholders of Calamos Asset Management, Inc. will be held at 9:00 a.m. local time on Wednesday, June 5, 2013 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563, for the following purposes:

1. To elect seven (7) directors identified in the proxy statement to our board of directors. If elected, each director will hold office until the 2014 annual meeting of stockholders or until that person’s successor is elected and qualified;

2. To approve, by non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement;

3. To ratify our audit committee’s appointment of McGladrey LLP, an independent registered public accounting firm, as independent auditors for the current fiscal year ending December 31, 2013; and

4. To transact such other business that may be raised at the annual meeting or any adjournments or postponements of the annual meeting.

You must have owned shares at the close of business on April 8, 2013 to be entitled to receive notice of, and to vote on, all matters presented at the annual meeting. Even if you plan to attend the annual meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the board of directors,

J. Christopher Jackson Secretary

April 17, 2013

Naperville, Illinois

i

CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

April 17, 2013

This proxy statement and the accompanying notice of annual meeting of stockholders are being furnished in connection with the solicitation by the board of directors of Calamos Asset Management, Inc., a Delaware corporation, of proxies for use at the 2013 annual meeting of stockholders. The annual meeting will be held at 9:00 a.m. local time on Wednesday, June 5, 2013 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563. We expect that this proxy statement and the enclosed proxy, together with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 will be mailed on or about April 24, 2013 to each stockholder entitled to vote at the annual meeting.

Unless the context otherwise requires, references to “we,” “us,” “our” and “company” refer to Calamos Asset Management and its consolidated subsidiaries. “Calamos Interests” refers to Calamos Family Partners, Inc., a Delaware corporation, and John P. Calamos, Sr., the Chairman of the Board, Chief Executive Officer and Global Co-Chief Investment Officer of the company.

Calamos Family Partners is wholly owned by John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. and their respective trusts (Calamos Principals). John P. Calamos, Sr. and his trusts hold the controlling interest in Calamos Family Partners, which holds all of our outstanding Class B common stock.

Calamos Asset Management is a holding company and as of February 28, 2013 owned 22.2% of Calamos Investments LLC. Calamos Asset Management, together with Calamos Investments and Calamos Investments’ subsidiaries, operates the investment advisory and distribution services businesses. Calamos Asset Management operates and controls all of the business and affairs of Calamos Investments and, as a result of this control, consolidates the financial results of Calamos Investments with its own financial results. The remaining 77.8% ownership interest in Calamos Investments is held by the Calamos Interests. The Class A Common stock of Calamos Asset Management is listed on NASDAQ, however NASDAQ market capitalization is not reflective of the total market capitalization which includes the value of the Calamos Interests.

Calamos Asset Management entered into a stockholders’ agreement with Calamos Family Partners, Calamos Investments, the Calamos Principals and family affiliates which, among other things (i) restricts transfers of (a) the shares of Calamos Family Partners owned by the Calamos Principals and their family affiliates, (b) the shares of our Class B common stock and ownership in Calamos Investments held by Calamos Interests and (c) any shares of our Class A common stock issued upon conversion of our Class B common stock or in exchange for any membership interest in Calamos Investments, and (ii) allows Calamos Family Partners to designate two persons to attend all of our board meetings as observers. Calamos Family Partners has designated John P. Calamos, Jr. and Laura Calamos-Nasir, children of John P. Calamos, Sr., as its board observers.

VOTING INFORMATION

Who can vote?

You may vote if you held shares of our Class A or Class B common stock directly as a stockholder of record or beneficially in street name at the close of business on April 8, 2013 (the record date). As of the record date, we had 20,473,265 shares of Class A common stock outstanding and 100 shares of Class B common stock outstanding. All the shares of Class B common stock are held by Calamos Family Partners.

How many votes are needed to hold the annual meeting?

In order to take any action at the annual meeting, the record holders of shares having a majority of the voting power as of the record date must be present at the meeting. This is called a quorum.

Who may vote on each proposal?

The holders of our Class B common stock, voting separately, are entitled to elect two directors at the annual meeting. The holders of our Class A and Class B common stock, voting together, are entitled to elect the remaining five directors. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The nominees for election by the holders of our Class A and Class B common stock, voting together, are Gary D. Black, Thomas F. Eggers, Richard W. Gilbert, Keith M. Schappert and William N. Shiebler.

With respect to all other proposals, the holders of our Class A and Class B common stock, voting together, are entitled to vote on matters submitted to stockholders at the annual meeting.

How many votes per share am I entitled to?

If you hold shares of Class A common stock, you are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to: ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Investments by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. All of the 100 outstanding shares of Class B common stock are currently held by Calamos Family Partners, which also holds approximately a 77.8% ownership interest in Calamos Investments. As a result, Calamos Family Partners is entitled to approximately 778 million votes, representing 100% of the Class B voting power and approximately 97.4% of the combined voting power of our company.

Who counts the votes?

The final voting results will be tallied by our transfer agent, Computershare, which also will serve as the inspector of elections. The results will be published in a Form 8-K filed with the Security and Exchange Commission (SEC).

What is a proxy?

A proxy allows someone else (the proxy holder) to vote your shares on your behalf. The board of directors of Calamos Asset Management (board of directors or board) is asking you to allow any of the persons named on the proxy card (John P. Calamos, Sr., James J. Boyne and Nimish S. Bhatt) to vote your shares at the annual meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. If you beneficially hold shares and do not provide voting instructions, your intermediary has the authority under applicable stock market rules to vote those shares for or against routine matters in its discretion. Proposal No. 3 Ratification of Independent Registered Public Accounting Firm is the only routine matter to be voted on at the meeting. All other matters are not considered routine and shares held by your intermediary will not be voted absent specific instruction from you, which means your shares may go unvoted. For more information on these options, please see your proxy card or the information your bank, broker, or other holder of record provided to you.

Unless you indicate otherwise on your submitted proxy card, the persons named as your proxy holders on the proxy card will vote your shares “FOR” all nominees to the board of directors; “FOR” the advisory resolution approving the executive compensation; and “FOR” the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm (the independent auditors) for the fiscal year ending December 31, 2013. If any other matters come before the annual meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your vote by submitting another proxy with a later date before the beginning of the annual meeting. You also may revoke your proxy by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, whether you plan on attending in person or not, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

What is the voting requirement to approve each proposal?

For the election of directors (Proposal No. 1), each nominee for each Class B director position receiving a plurality of votes of the Class B stockholders entitled to vote and each nominee for the remaining five director positions receiving a plurality of the combined votes of the Class A and Class B stockholders entitled to vote, shall be elected, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Therefore, the two nominees for Class B director positions and the five nominees for the remaining director positions receiving the highest number of votes cast at the meeting from their respective stockholder voting group will be elected.

For the non-binding advisory vote regarding the compensation of our named executive officers (Proposal No. 2), an affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, is necessary to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. Shares properly voted “ABSTAIN” on Proposal No. 2 will be treated as having voted “AGAINST” the applicable proposal.

For the ratification of the appointment of McGladrey LLP (Proposal No. 3), an affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, is necessary. Shares properly voted “ABSTAIN” on Proposal No. 3 will be treated as having voted “AGAINST” the applicable proposal.

Calamos Family Partners, which holds approximately 97.4% of the combined voting power of the company, has advised us that it intends to vote “FOR” all of the nominees for director; “FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers; and “FOR” ratification of the appointment of McGladrey LLP. This would result in the election of all seven director nominees and the approval of all proposals.

Who pays for this proxy solicitation?

Calamos Asset Management pays the cost of soliciting your proxy. Proxies also may be solicited by directors, officers and employees of our company and its subsidiaries, without additional compensation to those individuals. We also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and we will reimburse such holders for their reasonable expenses in doing so.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board’s nominating and governance committee recommended, and the board approved, all of the nominees named below for election as members of the board of directors of Calamos Asset Management. Thomas F. Eggers and Richard W. Gilbert, each are current directors are standing for re-election; and Gary D. Black, Keith M. Schappert and William N. Shiebler, who were appointed to the board on November 1, 2012, August 22, 2012 and August 22, 2012, respectively, are standing for election for the first time. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The holders of our Class A and Class B common stock, voting together as a group, are entitled to vote for the election of the remaining five director positions, the nominees for which are Gary D. Black, Thomas F. Eggers, Richard W. Gilbert, Keith M. Schappert and William N. Shiebler. If elected, each director will serve until the 2014 annual meeting of stockholders, or until a successor is elected and qualified or until that person’s earlier resignation, retirement, death, disqualification or removal.

The board has affirmatively determined that the board is currently composed of a majority of independent directors and that the following nominees are independent as defined under the NASDAQ Stock Market rules: Thomas F. Eggers, Richard W. Gilbert, Keith M. Schappert and William N. Shiebler. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with the company, other than his service as a director. In making the determination of independence, the board applies the objective measures and principles contained in the NASDAQ and SEC standards defining independence, considers any direct or indirect material relationships which the director has with the company, and any other relevant facts and circumstances.

Unless you mark on your proxy card to withhold authority to vote for one or all of the director nominees, the persons named as proxy holders intend to vote “FOR” all of these nominees; however Class A stockholders are entitled to vote only with respect to Messrs. Black, Eggers, Gilbert, Schappert and Shiebler.

Recommendation of the Board

The board of directors recommends a vote “FOR” each of the following nominees. The voting requirements for this proposal are described in the Voting Information section.

Nominees

Listed below are the names, ages, and principal occupations for the past five years or more for the director nominees:

John P. Calamos, Sr., 72, is our Chairman of the Board, Chief Executive Officer and Global Co-Chief Investment Officer. Mr. Calamos is the uncle of Nick P. Calamos and founded our predecessor company in 1977. Previously, he enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in economics and an MBA in finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

As founder, Chairman of the Board, Chief Executive Officer and Global Co-Chief Investment Officer, Mr. Calamos is uniquely qualified to serve on our board of directors. Mr. Calamos has been with our organization for more than 36 years and brings unparalleled knowledge of our business and experience in the investment management industry.

Nick P. Calamos, 51, has been a Senior Advisor to the company since August 2012 and is a director of our company. Previously, Mr. Calamos was our President of Investments and Co-Chief Investment Officer since December 2009 and our Senior Vice President and Co-Chief Investment Officer prior thereto. He joined our predecessor company in 1983 and has more than 29 years of experience in the investment industry. He received his undergraduate degree in economics from Southern Illinois University and a master’s degree in finance from Northern Illinois University. A Chartered Financial Analyst, Mr. Calamos is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

Mr. Calamos’ qualifications to serve on our board include his previous experience as an investment professional and his position as director since 2004.

Gary D. Black, 53, is our Executive Vice President, Global Co-Chief Investment Officer and Chief Investment Officer of Alternative Investments since August 2012. Mr. Black previously served as Chief Executive Officer, Chief Investment Officer and founding member of Black Capital, LLC. Prior to that, he served as Chief Executive Officer of Janus Capital Group from January 2006 through July 2009, and President and Chief Investment Officer from April 2004 to January 2006. Prior to joining Janus, Mr. Black was Chief Investment Officer of Global Equities at Goldman Sachs Asset Management (GSAM), which he joined as a partner in June 2001. Prior to this role, he headed GSAM’s U.S. distribution efforts. Previously, Mr. Black was Executive Vice President and head of Alliance Bernstein’s global institutional business. He started his investment career in 1992 at Sanford C. Bernstein where he served as a senior research analyst and was named top analyst in his sector for six consecutive years. Mr. Black earned an M.B.A. from Harvard Business School and a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Mr. Black’s qualifications to serve on our board include the scope and breadth of his investment and leadership experience in the financial services and investment management industry, as well as his significant experience in leading investment teams on a global basis.

Thomas F. Eggers, 60, has served on our board since January 2012 and as our lead independent director since August 2012. From 2006 through 2008, Mr. Eggers was the Chief Executive Officer and from 2005 through 2008 the President and a board member of the Dreyfus Corporation. While at Dreyfus, he was a member of the Executive Committee of BNY Mellon Asset Management and served on the Operating Committee of The Bank of New York Mellon. For a three-year period between 2002 to 2005, Mr. Eggers was the President and Chief Executive Officer of Scudder Investments. In 1996, he was President of Dreyfus Investments while being appointed Vice Chairman of the Dreyfus Corporation in 1999 and became President in 2001. Mr. Eggers began his financial services career in 1976 at Columbia Savings, moving in 1979 to PaineWebber as a Financial Advisor and later into the asset management area. Mr. Eggers is a director and principal investor of Nextalk, Inc. and Minyanville Media, Inc. He has also held director or advisor positions in the financial services industry. He attended Marquette University as an undergraduate, completed a three-year Securities Industry Certification at the Wharton School of Business, and is a frequent guest lecturer at business and industry forums.

Mr. Egger’s qualifications to serve on our board include his extensive experience in numerous senior executive positions in the financial services industry, his prior role as an independent trustee for a mutual fund complex, and his investment management expertise and intelligence.

Richard W. Gilbert, 72, has served on our board since 2005. From June 4, 2002 to January 28, 2005, Mr. Gilbert served as a member of the Calamos Family Partners advisory board. In addition to serving on the board of Calamos Asset Management, he has served as an independent director for the Principal Mutual Funds from 1984 to 2012 and is an independent director of the Horton Insurance Agency. From 1990 to 1995, Mr. Gilbert was Chairman and director of the Federal Home Loan Bank of Chicago. He also has served as a director of Bulkley Capital, L.P. since 1996. Before retiring from active management in 1994, Mr. Gilbert was Publisher and Chief Executive Officer of Pioneer Press Newspapers in suburban Chicago; President and Chief Operating Officer of Park Communications, a media company in Ithaca, New York; and President of the Des Moines Register, a family-owned communications company. Mr. Gilbert graduated from Simpson College in Indianola, Iowa.

Mr. Gilbert’s qualifications to serve on our board include his vast experience in numerous senior executive positions held throughout his career, his role as an independent director at the Principal Funds for over 29 years, and his investment management and communications insight.

Keith M. Schappert, 62, has served on our board since 2012. Since 2008, Mr. Schappert has operated his own consulting business and has served as director on a number of financial industry boards including MetLife Series Trust, Commonfund, Trilogy Global Advisors and Mirae Asset Management. Mr. Schappert spent nearly thirty years at JP Morgan Investment Management, advancing from Fixed Income Portfolio Manager to President and Chief Executive Officer. In 2001, Mr. Schappert became President and Chief Executive Officer of Federated Investment Advisory Companies, later moving to Credit Suisse as Regional Head of the Americas for Asset Management. Mr. Schappert is a 1973 graduate of Harvard College.

Mr. Schappert’s qualifications to serve on our board include his far-reaching experience in the financial services industry consisting of numerous directorship and senior executive positions together with his direct knowledge and skill in portfolio management.

William N. Shiebler, 71, has served on our board since 2012. From 2002 to 2007, Mr. Shiebler was Chief Executive Officer of the Americas for Deutsche Asset Management until his retirement. Prior thereto, Mr. Shiebler served as Senior Managing Director of Putnam Investments and President and Chief Executive Officer of Putnam Mutual Funds. He also spent twelve years at Dean Witter Reynolds, departing as President and Chief Operating Officer of the Intercapital Division and the firm’s mutual fund business. Mr. Shiebler has served on a number of corporate and non-profit boards in the U.S. and Europe and is currently active with a variety of business, community and charitable organizations. He was a Trustee of Scudder Mutual Funds, was a member of the Presidential Commission on Medicaid, is a Trustee of the United States Ski and Snowboard Team, and is the Chairman of an Advisory Board for medical research at the University of Utah.

Mr. Shiebler’s qualifications to serve on our board include his comprehensive senior executive officer experience in the financial industry complemented by the breadth and depth of his domestic and global experience from serving with a variety of asset management and banking organizations.

CORPORATE GOVERNANCE

Calamos Asset Management regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review laws affecting corporate governance, as well as rules adopted by the SEC and NASDAQ. Additional corporate governance information, including our corporate governance guidelines and committee charters, is located under the Corporate Governance link on the Investor Relations section of our website at www.calamos.com/investors.

Code of Business Conduct and Ethics

The board adopted a Code of Business Conduct and Ethics (Code of Conduct), which applies to all employees and directors of Calamos Asset Management. The Code of Conduct is posted under the Corporate Governance link on the Investor Relations section of our website at www.calamos.com/investors and is available in print to stockholders who request a copy from our Secretary at our principal executive offices. Interested parties may address a written request for a printed copy of the Code of Conduct to: Secretary, Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Board Leadership Structure

John P. Calamos, Sr. has served in the combined role of Chief Executive Officer and Chairman of the Board since we went public in 2004. We designated Thomas F. Eggers as our lead independent director in August 2012. We appointed a lead independent director to help the effectiveness of our independent directors through enhanced communication with management and stockholders.

The responsibilities of our lead independent director include, but are not limited to, the following:

•	advise the Chairman of the Board and management as to the scope, quality, quantity and timeliness of the flow of information from the Company’s management;

•	recommend to the Chairman and Chief Executive Officer the retention of consultants who report directly to the Board;

•	assist in assuring compliance with the corporate governance policies and recommend revisions to those policies as appropriate;

•	serve as a liaison between the Board and stockholders; and

•	coordinate Board oversight of strategic planning, key corporate initiatives and succession planning.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Calamos Family Partners. As a controlled company, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

However, since our public offering in 2004, we have chosen to structure our board with a majority of independent directors each of whom serves on the audit, compensation and nominating and corporate governance committees. We believe the combined role of Chairman and Chief Executive Officer does not dilute the influence or effectiveness of our independent directors or our board as a whole. As described below, each of these committees has significant and meaningful authority and duties.

Risk Oversight

The board has overall responsibility for risk oversight but has delegated the primary role of assisting the board in ensuring the company has an appropriate risk oversight process to our audit committee. Our compliance and internal audit departments are significantly involved in risk management and have designed programs to help assess, monitor and manage the risks and exposures faced by the company. The company’s Enterprise Risk Management Committee, with delegates from the major operational functions, helps ensure that risk management decisions are aligned with the company’s strategies, made on an informed basis and shared across the organization.

With respect to overall employee compensation policies and practices, our compensation committee considers whether these policies and practices support reasonable risk-taking consistent with our strategic objectives. We believe our compensation program for all employees maintains an appropriate linkage between creating and maintaining value for our stockholders and motivating and rewarding our employees. Our incentive compensation plan encourages a long-term view of company growth and success and mitigates some of the risks typically associated with managing for short-term results. Based on the foregoing, we do not believe risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Committee Membership and Meetings

The table below provides current membership information for the audit, compensation and the nominating and governance committees.

	Audit	Compensation	Nominating and Governance
G. Bradford Bulkley(1)	M	M	M
Thomas F. Eggers	M	M	M
Richard W. Gilbert	C	M	M
Keith M. Schappert	M	C	M
William N. Shiebler	M	M	C

M — Member

C — Chairman

(1)	Mr. Bulkley, who has served on the Board since 2005, will no longer be a Director or Committee member after the Annual Stockholders Meeting.

Below is a description of each standing committee of the board. The board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by NASDAQ and promulgated under the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The nominating and governance committee has the following responsibilities, among other functions:

•	identifying individuals qualified to serve as our directors;

•	recommending qualified individuals for election to our board of directors;

•	recommending to our board the directors to serve on each of our board committees; and

•	developing and recommending corporate governance guidelines to the board.

The nominating and governance committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at www.calamos.com/investors. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Criteria for board nomination.     The committee considers the appropriate balance of experience, skills and other characteristics required of board members; seeks to ensure that at least a majority of the directors are independent under NASDAQ rules; and requires that members of the audit committee meet the financial literacy requirements under NASDAQ rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business and willingness to devote adequate time to board duties. We do not have any formal policy regarding diversity in identifying nominees for a director position but consider diversity among the other noted qualities and characteristics.

Board nomination process.     The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the above-referenced criteria for selection as a nominee and have the specific qualities or skills being sought based upon input from board members. The committee generally considers re-nomination of incumbent directors provided that they continue to meet the board’s qualification criteria. New director candidates may be identified by members of the board as well, which was the case of Mr. Shiebler, who was identified by Mr. Eggers. Candidates are evaluated by their biographical information, qualifications and references. Qualified nominees are interviewed by the board chairman and members of the committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend a candidate to the board. The board selects nominees to be presented for the approval of the stockholders or for election to fill a vacancy. Although the committee prefers to consider nominees identified by the board, the committee will consider stockholder recommendations of proposed director nominees that are received timely. The committee uses a similar process to evaluate candidates recommended by stockholders.

To recommend a prospective nominee for the committee’s consideration, please submit the candidate’s name and qualifications to our Secretary at our principal executive offices. Submissions must include (A) as to each proposed nominee: (1) the name, age, business and residence addresses and principal occupation or employment of the proposed nominee, (2) the class and number of shares of capital stock of the company, if any, which are beneficially owned or owned of record by the proposed nominee, and (3) any other information relating to the proposed nominee that would be required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and (B) as to the stockholder giving notice: (1) the name and record address of the stockholder, (2) the class and number of shares of capital stock of the company that are beneficially owned or owned of record by the stockholder, (3) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons pursuant to which the nomination(s) are to be made by the stockholder, (4) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named in its notice and (5) any other information relating to the stockholder that would be required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. The notice must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director if elected. Recommendations must be received between March 7, 2014 and April 6, 2014 to be considered for nomination at the 2014 annual meeting of stockholders.

Audit Committee

The audit committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of financial statements and related disclosure and systems of internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	compliance with legal and regulatory requirements.

The audit committee is a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The audit committee meets with the independent auditors and reviews the scope of their audit, reports and recommendations.

The audit committee operates under a written charter adopted by the board, a copy of which is posted under the Corporate Governance link on the Investor Relations section of our website at www.calamos.com/investors. A copy of the charter also may be obtained by written request to our Secretary at our principal executive offices.

Each current member of the audit committee (1) meets the heightened independence standards for audit committee members under SEC rules currently in effect and (2) has the accounting or financial management expertise required for audit committee members under NASDAQ rules. The board has determined that Messrs. Eggers and Shiebler are qualified as audit committee financial experts within the meaning of the SEC rules.

Compensation Committee

The compensation committee has the following responsibilities, among other functions:

•	recommending the compensation of our directors, including equity-based compensation, to our board for approval;

•

reviewing and approving corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation;

•	determining the total compensation for our named executive officers (as reflected in the summary compensation table below);

•	with respect to our equity-based compensation plans, approving the grants of stock options and other equity-based incentives for employees as permitted under our compensation plans; and

•	reviewing and making recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives.

The compensation committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at www.calamos.com/investors. A copy of the charter may also be obtained by making a written request to our Secretary at our principal executive offices.

Information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Attendance at Board and Committee Meetings and Annual Meeting of Stockholders

For the fiscal year ended December 31, 2012, the board held eight meetings, the audit committee held seven meetings, the compensation committee held nine meetings, and the nominating and corporate governance committee held five meetings. Each director and committee member serving at the time attended at least 75% of all of their respective board and committee meetings.

Under the company’s corporate governance guidelines, directors are expected to prepare for and use reasonable efforts to participate in all board meetings and meetings of committees on which they serve. To promote open discussion among the directors who are not officers or employees of our company, these non-management directors, who also serve as members of each of the board’s committees, generally meet in executive session after regularly scheduled meetings. The board has a policy encouraging director attendance at annual meetings of stockholders. Our 2012 stockholder meeting was attended by John P. Calamos, Sr. and Messrs. Bulkley, Eggers and Gilbert.

DIRECTOR COMPENSATION

Director Compensation Table for 2012

The following table provides compensation information for non-employee directors of the company for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
G. Bradford Bulkley	93,750	48,007	—	2,322	144,079
Thomas F. Eggers	131,379	48,007	—	18,145	197,531
Mitchell S. Feiger	43,767	48,007	—	1,572	93,346
Richard W. Gilbert	100,000	48,007	—	17,074	165,081
Arthur L. Knight	103,750	48,007	—	19,253	171,010
Keith M. Schappert	24,685	—	—	—	24,685
William N. Shiebler	24,685	—	—	—	24,685

(1)

Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 14 to the company’s audited financial statements for the fiscal year ended December 31, 2012, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 14, 2013. On February 14, 2013, each non-employee director at the time received 4,563 restricted stock units (RSUs).

(2)

Mr. Feiger’s RSUs were cancelled after his departure from the board in 2012. All of Mr. Gilbert’s and Mr. Knight’s outstanding RSUs vested June 4, 2012 and August 14, 2012, respectively. G. Bradford Bulkley and Thomas F. Eggers held an aggregate of 19,810 and 3,903 RSUs, respectively, as of December 31, 2012.

Our non-employee directors receive an annual retainer fee of $50,000, payable in quarterly installments, and a meeting attendance fee of $2,500 for each board meeting attended in person and $1,500 for each board meeting attended telephonically. In addition, there is an annual supplemental retainer of: $50,000 (payable quarterly) for the lead independent director; $10,000 (payable quarterly) for the chairperson of the audit committee; and an annual supplemental retainer of $5,000 each (payable quarterly) for the chairpersons of the compensation committee and the nominating and corporate governance committee. The meeting attendance fee for the audit committee is $1,250 per meeting and $1,000 per meeting for each of the compensation committee and the nominating and corporate governance committee. Non-employee directors have also been awarded RSUs and stock options pursuant to the company’s incentive compensation plan. Directors who are officers or employees of Calamos Asset Management do not receive additional compensation for serving as a director. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the Class A common stock beneficially owned as of February 28, 2013, by (1) the Calamos Family, which includes Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos (both of whom are director nominees and named executive officers) and John P. Calamos, Jr., (2) each non-management director, (3) each other management director, (4) each other named executive officer, (5) each other stockholder known to us to beneficially own more than 5% of our total outstanding Class A common stock and (6) all director nominees and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners.

Name of Beneficial Owner	Amount of Beneficial Ownership** (Shares)		Percent of Class A Common Stock		Percent of Class A Common Stock Assuming Exchange(1)
Calamos Family:
Calamos Family Partners	40,715,663	(2)	9.58%		67.30%
Non-Management Directors:
G. Bradford Bulkley	27,255	(3)	*		*
Thomas F. Eggers	—		—		—
Richard W. Gilbert	34,945	(4)	*		*
Keith M. Schappert	—		—		—
William N. Shiebler	—		—		—
Other Management Director:
Gary D. Black	—		—		—
Other Named Executive Officers:
James J. Boyne	45,687	(5)	*		*
Nimish S. Bhatt	72,270	(6)	*		*
Other 5% Beneficial Owners:
The Vanguard Group, Inc.	1,159,678		5.68	%(7)	1.96%
BlackRock, Inc.	1,968,801		9.66	%(8)	3.33%
JPMorgan Chase & Co.	1,419,250		6.90	%(9)	2.40%
Total outstanding Class A Shares			20,473,265		59,092,799
All director nominees and executive officers as a group (10 persons)	40,491,367	(10)	9.14%		68.52%

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)

Assumes the Calamos Interests: (i) exchange their ownership in Calamos Investments for shares of our Class A common stock, and (ii) convert their shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.

(2)

Includes (i) ownership interest in Calamos Investments and 100 shares of our Class B common stock owned by Calamos Family Partners, exchangeable and convertible, respectively, on demand for our Class A common stock, (ii) ownership interest in Class A Common Stock purchased by Calamos Investments pursuant to stock repurchase plan, (iii) ownership interest in Calamos Investments by John P. Calamos, Sr., exchangeable on demand for our Class A common stock, (iv) 251,352 Class A common shares and 707,758 vested, unexercised options held by John P. Calamos, Sr. and 6,577 Class A common stock held by spouse, (v) 88,291 Class A common shares and 396,418 vested, unexercised options held by Nick P. Calamos, and (vi) 102,814 Class A common shares and 301,639 vested, unexercised options held by John P. Calamos, Jr. The formula for exchanging ownership interest in Calamos Investments for our Class A common shares is set forth in our Second Amended and Restated Certificate of Incorporation and does not necessarily reflect all inputs used in a fair valuation. For purposes of this beneficial ownership calculation, the exchange is based in part on the NASDAQ Global Select Market closing price of $11.18 for our Class A common stock on February 28, 2013 and an estimated fair market valuation by management of our net assets other than our ownership interest in Calamos Investments. It is critical to note that this formula does not incorporate certain economic factors and as such, in the case of an actual exchange, we anticipate the majority of our independent directors determining the fair market value of a share of our Class A common stock as well as the fair market value of our net assets other than our ownership interest in Calamos Investments. For example, discounts and/or premiums for control and marketability as well as a different discount rate for future cash flows may be applied. Therefore, the directors’ valuation may result in the actual number of shares being materially different from the shares presented herein. Further, based upon currently available information, we believe it is extremely remote that any exchange would transpire without a fair market valuation of our net assets other than our ownership interest in Calamos Investments. Also, pursuant to our Second Amended and Restated Certificate of Incorporation, Calamos Family Partners, as a holder of shares of Class B common stock, is entitled to a number of votes per share equal to ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Investments by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. Calamos Family Partners’ interest represents approximately 97.4% of the votes of the holders of the common stock of the company. John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. own and serve as directors of Calamos Family Partners. John P. Calamos, Sr. has a controlling interest in Calamos Family Partners and is deemed to beneficially own all of Calamos Family Partner’s interest in Calamos Investments and all 100 shares of our Class B common stock. The mailing address for each of Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.

(3)	Includes 17,384 vested, unexercised options.

(4)	Includes 19,406 vested, unexercised options.

(5)	Includes 12,190 vested, unexercised options.

(6)	Includes 40,617 vested, unexercised options.

(7)

Based on information disclosed in a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2013. The Vanguard Group, Inc.’s mailing address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)	Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2013. BlackRock, Inc.’s mailing address is 40 East 52nd Street, New York, New York 10022.

(9)	Based on information disclosed in a Schedule 13G/A filed by JPMorgan Chase & Co. with the SEC on January 15, 2013. JPMorgan Chase & Co.’s mailing address is 270 Park Avenue, New York, New York 10017.

(10)

With the exception of John P. Calamos, Jr., includes the holdings described in footnote 2 above, 436,780 Class A common shares and 1,193,323 unexercised options which are or will vest in the next 60 days.

EXECUTIVE OFFICERS OF THE REGISTRANT

Listed below are the names, ages, and principal occupations for our executive officers who are not directors:

James J. Boyne, 47, is our President and Chief Operating Officer. Most recently, Mr. Boyne served as Executive Vice President and Chief Operating Officer since November 2011. From December 2009 until November 2011, Mr. Boyne served as President of Distribution and Operations and prior thereto as Senior Vice President, General Counsel and Secretary from April 2008 through December 2009.

Nimish S. Bhatt, 49, is our Senior Vice President and Chief Financial Officer. Mr. Bhatt served as our Senior Vice President and Interim Chief Financial Officer from May 2011 until November 2011. Before taking on the additional role of Interim Chief Financial Officer, Mr. Bhatt was our Senior Vice President and Director of Operations since 2004.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The current members of the compensation committee are G. Bradford Bulkley, Thomas F. Eggers, Richard W. Gilbert, Keith M. Schappert and William N. Shiebler, none of whom ever served as an officer or employee of the company or any of its subsidiaries.

None of the executive officers of the company have served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the following Compensation Discussion and Analysis section. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted:

COMPENSATION COMMITTEE

Keith M. Schappert (Chairman) (member since August 22, 2012)

G. Bradford Bulkley

Thomas F. Eggers

Richard W. Gilbert

William N. Shiebler (member since August 22, 2012)

The Compensation Committee Report does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the executive officers’ compensation for 2012. This information describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follows.

In reviewing the discussion and compensation tables and narratives that follow, you are encouraged to bear in mind that as a result of our structure, the economic burden of compensating our executive officers and employees is incurred by Calamos Investments. As noted at the outset of this proxy statement, Calamos Investments is owned 77.8% by the Calamos Interests and 22.2% by Calamos Asset Management, Inc.

Overview of Our Executive Compensation Program

Our guiding business principle is to exceed client expectations in delivering risk-adjusted investment performance. Our corporate culture places a high value on teamwork, delivering in-depth fundamental research, seeking continuous improvement and delivering outstanding client service. We believe adherence to this principle and maintenance of this culture will contribute to long-term success for our company and growth in stockholder value.

Our compensation philosophy and performance-based compensation program is designed to be in line with our business principles. Our compensation program helps us recruit, motivate and retain executive officers who will advance our business principles, embrace our values and help us meet or exceed our strategic objectives with the overall objective of improving long-term stockholder value.

With respect to overall employee compensation policies and practices, our compensation committee considers whether these policies and practices support reasonable risk-taking consistent with our strategic objectives. We believe our compensation program for all employees maintains an appropriate linkage between creating and maintaining value for our stockholders and motivating and rewarding our employees. We believe our incentive compensation plan encourages a long-term view of company growth and success and mitigates some of the risks typically associated with managing for short-term results. Based on the foregoing, we do not believe the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Executive Summary — 2012 Performance and Executive Compensation

Core to our business performance is our assessment of the economic outlook and expectations for investment returns across the various asset classes, as these guide the decisions we make in managing assets for the funds and clients we serve. Certain of our investment strategies underperformed relative to 2011. Even with the challenges in 2012, we achieved the following:

•	sustained positive flows into the global and international strategies;

•	integrated a Long/Short Investment Team and a Value Investment Team;

•	hired and transitioned to a new Global Co-Chief Investment Officer;

•	maintained balance sheet strength, with high levels of liquidity relative to debt;

•	acquired Black Capital LLC; and

•	increased 4th quarter dividend to 12.5 cents per shares.

As a result of our relative under-performance, our Chief Executive Officer’s compensation in 2012 was below that in 2011, primarily due to a 30% reduction in short-term incentive compensation. In addition, in recognition of our reduced financial performance, long-term incentive awards were significantly below target levels, as has been the case each year since the economic downturn in 2008.

What are the objectives of the company’s executive compensation program?

Our compensation program for our executive officers is designed to meet the following objectives:

•	attract and retain top-tier talent within the investment management industry;

•	link total compensation to individual, team and company performance; and

•	align executives’ interests with the company’s stockholders.

We meet these objectives with a compensation program that reflects the compensation practices of our industry by placing less emphasis on base salary and by focusing the vast majority of the compensation which our Chief Executive Officer and other executive officers may earn on performance-based short-term (annual) cash incentive and long-term equity-based compensation. The compensation earned by our Chief Executive Officer and other executive officers reflects our annual performance as well as our ability to build shareholder value over time. Consistent with this approach, the composition of our Chief Executive Officer’s target compensation for 2012 (and comparable with prior years) was approximately:

BASE SALARY	SHORT-TERM (ANNUAL) INCENTIVE	LONG-TERM EQUITY INCENTIVE
9%	55%	36%

What is the company’s executive compensation program designed to reward?

Our compensation philosophy calls for a strong alignment between the interests of our executive officers and the company’s goals to ensure that our executive compensation program supports the company’s strategies. Our executive compensation program is designed to reward ongoing contributions to our success. Executives who perform at superior levels in achieving the company’s key corporate objectives receive superior levels of compensation. The total compensation package rewards past performance and encourages future contributions to achieving the company’s strategic goals and enhancing stockholder value.

We emphasize incentive compensation in our overall compensation package for executives. Our short-term incentive program ties non-equity incentive plan compensation opportunities to our annual performance against goals based on our strategic objectives. Our long-term incentive program uses a combination of RSUs and stock options to focus the long-term compensation opportunity squarely on the value of our stock. We have typically used longer-than-average vesting periods for these awards to reinforce a long-term view of continual growth and success.

Who is responsible for administering the company’s executive compensation program?

Our executive compensation program is administered by the compensation committee of the board of directors. See the Nominees section for information on the committee members and the Corporate Governance section for additional information on the committee’s other responsibilities.

What process has the committee followed to implement the executive compensation program?

The committee convenes meetings throughout the year to discuss and review compensation matters. Further, the committee conducts an annual review of the compensation program for our executive officers.

In the annual review, the committee reviews: (i) an analysis of compensation survey data specific to the investment management industry, (ii) the company’s existing program, as described in tally sheets, summarizing compensation packages for the company’s executive officers, and (iii) our incentive compensation plan and our employment agreements. The committee also seeks and receives input on our executive compensation program from the Chief Executive Officer, other executive officers and human resources team. Decisions on annual short-term incentive plan payments are made based on year-end results. Overall target compensation and equity awards for the current year are typically determined and made in January and February.

The survey data reviewed by the committee compares the company’s levels of executive compensation against a group of public companies in the investment management industry, as compiled by McLagan, a leading industry consultant. For 2012, the group was as follows:

Affiliated Managers Group	GAMCO Investors, Inc.

Alliance Bernstein L.P.	Invesco Ltd.

Artio Global Investors	Janus Capital Group, Inc.

Black Rock, Inc.	Lazard

BNY Mellon	Legg Mason

Cohen & Steers, Inc.	State Street Corp.

Eaton Vance Corp.	T. Rowe Price Group, Inc.

Federated Investors, Inc.	Virtus Investment Partners, Inc.

Franklin Resources, Inc.

Although most of these companies are larger than our company, the committee believes the data relating to the group to be appropriate for purposes of informing the committee with respect to market compensation levels and practices because these are firms with which we compete for clients and talent. We refer to this group as the “industry peer group.”

With respect to survey and industry peer group data, the committee recognizes that reported positions in the compiled data will not exactly match the positions at our company. For example, Mr. John P. Calamos, Sr. serves a dual role as our Chief Executive Officer and Global Co-Chief Investment Officer. As a result, when reviewing the data, the committee factors into its review the authority, experience, performance and responsibilities of each executive.

What other information does the committee consider when making executive compensation decisions?

In addition to survey and other data relating to the competitive landscape, the committee also reviews tally sheets which set forth detailed information relating to the compensation of each executive officer and a comparison of the individual elements of compensation against the industry peer group. The committee takes this information into account as it makes determinations on an executive’s current compensation. Other information provided to the committee includes the expense of compensation and benefits. The committee is provided information related to the anticipated costs that will be incurred as a result of the actions under consideration, as well as performance measures of the company.

What are the individual components of the executive compensation program and why does the company choose to pay them? How are the amounts for each component of executive compensation determined?

When determining compensation, the committee considers the employment agreements entered into by the company with John P. Calamos, Sr., Nick P. Calamos, John P. Calamos, Jr. and Gary D. Black. These agreements provide the executive certainty with respect to his positions, duties, responsibilities and authority, as well as compensation and provisions relating to termination of employment. Under the employment agreements, the executive officer has agreed that while employed and for certain periods after termination of employment:

•	not to use or disclose any confidential information relating to our company;

•

not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•

except as required by law, not to use or refer to the Calamos name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees.

As a condition of to the receipt of certain incentive compensation, the committee has required restrictive covenants for our other executive officers.

The primary components of our compensation program are base salary, short-term incentive compensation and long-term incentive compensation.

Salary.     Salaries are set and reviewed annually with reference to industry peer group data, the authority, experience, and responsibilities of the executives, as well as the executive’s performance. As noted above, the committee also considers the employment agreements we entered into with John P. Calamos, Sr., Nick P. Calamos and Gary D. Black. Further, in the case of John P. Calamos, Sr., his base salary also recognizes the fact that he serves a dual role as both the Chief Executive Officer and Global Co-Chief Investment Officer.

Salaries are also influenced by our performance. In 2012, no increases were made to the base salaries of the named executive officers.

The base salary of John P. Calamos, Sr. was last changed to $820,000 in February 2007; however Mr. Calamos continued his voluntary base salary reduction in 2012 at $720,000. Mr. Nick P. Calamos’ base salary was last changed to $177,632 pursuant to an amendment of his employment agreement in August 2012. Prior to the amendment, the base salary of Mr. Nick P. Calamos was changed to $650,000 in February 2006; however he continued his voluntary base salary reduction in 2012 at $550,000.

As noted above, Mr. Black succeeded Nick P. Calamos and commenced employment on August 31, 2012. His starting salary was $500,000.

Mr. Boyne’s salary during 2012 continued at $350,000, the salary set for him in connection with his 2010 promotion to President of Distribution and Operations. In January 2013, Mr. Boyne’s salary was increased from $350,000 to $375,000 with his promotion to President and Chief Operating Officer.

Mr. Bhatt’s annual salary was last increased to $300,000 after his promotion to Chief Financial Officer (from interim Chief Financial Officer) in November 2011.

Mr. Zipfel’s salary was last increased to $330,000 in October 2007. As previously reported, Mr. Zipfel’s employment terminated on February 28, 2013.

The Summary Compensation Table provides information on salaries earned by the named executive officers in 2012.

Short-Term Incentives.     Each of the executive officers participates in the company’s short-term incentive compensation program. Those officers with employment agreements have a target payout opportunity expressed as a percentage of annual salary. Note that in connection with the August 2012 hiring and appointment of Mr. Black to succeed Mr. Nick P. Calamos, Mr. Black received a pre-determined annual incentive for 2012 and the employment agreement for Mr. Nick P. Calamos was amended where he no longer participates in the annual incentive plan. Our other executive officers participate in the program with target payout percentages based on competitive market data and internal pay considerations. In keeping with industry practice, the annual incentive payout opportunity is a significant portion of the total compensation package. The committee uses variously weighted key corporate objectives and consideration of individual achievement as the performance metrics for determining annual bonuses.

For 2012, the key corporate objectives and weightings for our executive officers were:

•	33% — distribution effectiveness, as measured by net sales excluding closed products, and redemption rate in closed products;

•	34% — portfolio performance, as measured by rankings and ratings of the Calamos mutual funds relative to their peer group; and

•	33% — financial performance, as measured by non-GAAP earnings per share and operating margin.

The committee eliminated two corporate objectives from 2011 to 2012 and revised the weightings to help strengthen the focus on the remaining objectives. The committee also weighs discretionary factors based on evaluation of an executive’s performance, including performance on special projects, exceptional dedication and efforts, experience, and expectations for future contributions in achieving the company’s strategic goals and enhancing stockholder value.

Long-Term Incentives.     The committee believes that long-term equity-based incentives are an important part of the overall compensation package and are a crucial part of the pay-for-performance approach. The company’s incentive compensation plan provides for equity-based and cash-based awards. The committee has granted equity-based awards using RSUs and stock options. RSUs and stock options both provide for increased economic value from growth in the price of our stock. The committee sets guidelines for the number of equity awards to be granted based on competitive compensation data. RSUs provide a greater retention effect to our executive officers than stock options by providing for some economic value if the price of our stock were to decrease below the grant date price. The stock options granted to our executives provide more performance incentive than RSUs by allowing a greater opportunity for increased economic value. In the past five years, the committee has only granted RSUs. Typically, annual grants are approved in mid-February, following our year-end earnings announcement. The committee also has made grants at other times, primarily in connection with promotions or new hires.

Under the employment agreements, the executive is eligible for awards made under our incentive compensation plan and is eligible for an expected minimum annual award expressed as a multiple of his base salary.

Restricted Stock Units.     Each RSU equals a share of common stock. RSUs vest if the recipient remains employed by the company for a prescribed period of time, generally six years. With the exception of certain RSUs granted in February 2009. RSUs granted to our named executive officers vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant. In February 2009, we approved special, retention-oriented awards to certain executive officers and other key employees in recognition of their 2008 performance. These RSUs vest one-third per year beginning one year from the grant date, and were fully vested in February 2012.

Stock Options.     Stock options entitle the holder to purchase a fixed number of shares of common stock at a set price during a specified period of time. Because stock options only have value if the value of our common stock increases above the exercise price, options encourage efforts to enhance long-term stockholder value. Stock options are granted with a 10-year term. Options granted after February 2006 have an exercise price equal to the closing market price of the company’s common stock on the date of grant. As allowed under the company’s incentive compensation plan, stock options granted in and prior to February 2006 have an exercise price equal to the closing market price of the common stock on the day prior to the date of grant. Stock options granted under the incentive compensation plan also vest over a six-year period, one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant.

In light of the continuing uncertain economic and market conditions which commenced in late 2008, the committee determined RSUs to be a more appropriate long-term incentive award than options. See the tables on Summary Compensation, Grants of Plan-Based Awards, Outstanding Equity Awards, and Option Exercises and Stock Vested for more information on RSUs and stock options granted to the Chief Executive Officer and the other named executive officers.

Retirement Benefits.     All the executive officers participate in the company’s 401(k) profit sharing plan as do other employees of the company.

Executive Perquisites.     The company provides the executive officers with perquisites that the committee believes are reasonable and consistent with its overall compensation program. The committee periodically reviews the levels of perquisites provided to executive officers. One such perquisite is personal aircraft usage which is provided in part for security reasons by protecting the well-being of individual travelers and in part to enhance the efficiency of our executives while ensuring privileged information regarding corporate activities is not compromised. See the Summary Compensation Table for information regarding the perquisites received by our named executive officers.

Severance and Change in Control Benefits.     Our employment agreements and plans have provisions which obligate us to pay severance or other benefits upon termination of employment or in the event of a change in control. We have included these provisions in furtherance of the retention value of these agreements and programs.

See the Potential Payments section below for a discussion of potential payments due to our named executive officers in the event of termination of employment or a change in control.

What decisions were made with respect to 2012?

The committee conducted its annual review of compensation, determined long-term incentive awards, base salaries and performance goals. The salaries and long-term incentive awards are reflected in the tables that follow. The compensation committee did not increase the base salaries or short- and long-term incentive opportunities of the Chief Executive Officer or other named executive officers for 2012. With respect to Mr. Nick P. Calamos, the company and Mr. Calamos amended his employment agreement where his role with the company was revised and as such his base salary was decreased and his short- and long-term incentive opportunities were eliminated. As was the case in 2011, 2010 and 2009, the long-term incentive awards for Mr. John P. Calamos, Sr. and Mr. Nick P. Calamos were less than 50% of target award levels, and were below target levels for our other named executive officers, reflecting our reduced financial performance relative to years prior to the market turmoil that began in 2008. As noted earlier, Mr. Black received a pre-determined bonus for 2012 as part of his employment agreement and as such, Mr. Black did not receive a short-term non-equity incentive award.

As part of its year-end process, the committee approved the payment of 2012 short-term non-equity incentive (annual bonus) awards. In determining the short-term incentive payments for 2012, the committee noted that the company fell below two of its three target measures. Each measure was comprised of two or more components which were weighted and scored based on 2012 results as follows:

•

Distribution effectiveness, as measured by net sales excluding closed products, and redemption rate in closed products: Net sales (excluding closed products) of a negative $2.3 billion and the redemption rate (in closed products) of 37.7% fell far below our targets and resulted in zero scoring out of a target score of 34% for this component;

•

Portfolio performance, as measured by rankings and ratings of the Calamos mutual funds relative to their peer group: Compared to peer rankings over the one-, three- and five- year periods, 25.8% of our funds placed in the top half of the peer rankings compared to the target of 70%; below median asset-weighted percentile rankings over the one-, three- and five- year periods of 65.3% compared to the target of the top 33%; and 25% of our funds with an overall ranking in the top two ratings categories compared to a 70% target, producing a combined portfolio performance score of 18.7% out of a target score of 34% for this component; and

•

Financial performance, as measured by non-GAAP[1] earnings per share and operating margin: The company exceeded its target measure of financial performance which was based on non-GAAP earnings per share and operating margin. Non-GAAP earnings per share of $1.22 exceeded the target of $1.18 and the operating margin of 36.7% exceeded the target of 35.7% resulted in a score of 38.8%, above the 33% target score for this component.

Combining these scores produced as overall score of 57.7%.

In approving a 2012 final short-term incentive for Mr. John P. Calamos, Sr of approximately 55% of his target short-term incentive, the committee determined that his annual incentive should reflect the company’s performance.

In determining the 2012 annual incentives for Messrs. Bhatt, Boyne and Zipfel, the committee considered the company’s performance and the recommendations of Mr. John P. Calamos, Sr. with respect to each of the executives. For Mr. Boyne, Mr. Calamos recommended, and the committee agreed in awarding an annual incentive above Mr. Boyne’s target range in recognition of his significant contributions in his expanded role of Chief Operating Officer. The 2012 annual incentives for Messrs. Bhatt and Zipfel reflect awards within their target ranges, but above the amount generated by the 57.7% company score in recognition of their contributions.

[1]	See Appendix A for a more detailed description of non-GAAP financial measures and a reconciliation of such adjusted measures to the most related GAAP financial measures.

Summary Compensation Table for 2012

The following table provides compensation information for our Chief Executive Officer, our Chief Financial Officer, the three highest compensated executive officers of the company who were serving in such capacities at year end 2012 (our named executive officers) and one additional individual.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
John P. Calamos, Sr.,	2012	720,000	—	1,150,001	—	2,700,000	175,117	(2)	4,745,117
Chairman, Chief	2011	720,000	—	1,150,008	—	3,690,000	169,420		5,729,428
Executive Officer and	2010	425,000	—	1,150,005		3,444,000	199,561		5,218,566
Global Co-Chief Investment
Officer
Nimish S. Bhatt,	2012	300,000	—	150,011	—	253,125	46,217	(3)	749,352
Senior Vice President,	2011	291,515	—	145,010	—	281,250	39,413		757,188
Chief Financial Officer	2010	290,000	—	174,010	—	162,400	38,193		664,603
James J. Boyne,(4)	2012	350,000	—	600,006	—	850,000	48,205	(5)	1,848,212
President, Chief Operating	2011	350,000	—	500,007	—	600,000	39,623		1,489,630
Officer	2010	350,000	—	500,009	—	500,000	38,394		1,388,403
Gary Black,(6)	2012	166,667	1,000,000	—	—	—	130		1,166,797
Executive Vice President,
Global Co-Chief Investment
Officer and Chief Investment
Officer of Alternative
Products
Nick P. Calamos,(7)	2012	425,877	—	800,004	—	—	90,665	(8)	1,316,547
Senior Advisor	2011	550,000	—	800,008	—	2,437,500	114,084		3,901,592
	2010	325,000	—	800,009	—	2,275,000	87,932		3,487,942
Randall T. Zipfel,(9)	2012	330,000	—	100,011	—	309,375	46,251	(10)	785,638
Senior Vice President,	2011	330,000	—	200,005	—	309,375	39,269		878,650
Chief Administrative	2010	330,000	—	198,007	—	288,750	35,460		852,217
Officer

(1)

Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 14 to the company’s audited financial statements for the fiscal year ended December 31, 2012, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 14, 2013.

(2)

Includes, among other items, $82,537 dividend equivalent payment for RSUs; $35,311 for personal aircraft usage and $24,113 for reimbursement of taxes primarily in connection with personal aircraft usage; and $33,000 for 401(k) profit sharing and matching contributions. For 2012, the aggregate incremental cost for personal use of corporate aircraft is determined by using the full charter cost on a per-flight basis (including costs related to fuel, on-board catering, landing and parking fees, navigation fees, crew accommodations and meals and similar trip-related items). On occasions where an executive’s family member accompanies an executive on business travel, only the excess cost associated with the family member is included as incremental cost. The company provides executives with additional income to pay the taxes on the imputed income resulting from the value attributed to the personal use of the aircraft.

(3)	Includes, among other items, $12,827 dividend equivalent payment for RSUs; and $33,000 for 401(k) profit sharing and matching contributions.

(4)	Promoted to President and Chief Operating Officer on January 30, 2013.

(5)	Includes, among other items, $14,815 dividend equivalent payment for RSUs; and $33,000 for 401(k) profit sharing and matching contributions.

(6)	Employment commenced on August 31, 2012.

(7)	Position changed to Senior Advisor on August 31, 2012.

(8)	Includes, among other items, $57,313 dividend equivalent payment for RSUs; and $33,000 for 401(k) profit sharing and matching contributions.

(9)	Employment terminated on February 28, 2013.

(10)	Includes, among other items, $12,861 dividend equivalent payment for RSUs; and $33,000 for 401(k) profit sharing and matching contributions.

Grants of Plan-Based Awards for 2012

During 2012, awards of non-equity incentive plan compensation and stock awards were granted pursuant to our incentive compensation plan to our named executive officers, as indicated in the table below. With respect to the non-equity incentive plan awards, the table shows the range of possible payouts.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name		Threshold ($)	Target ($)	Maximum ($)
John P. Calamos, Sr.		—	4,920,000	7,380,000
	02/15/12				93,496			1,150,001
						—	—
Nimish S. Bhatt		—	375,000	375,000
	02/15/12				12,196			150,011
						—	—
James J. Boyne		—	700,000	850,000
	02/15/12				48,781			600,006
						—	—
Gary D. Black		—	1,500,000	1,500,000
					—
						—	—	—
Nick P. Calamos
	02/15/12	—	—	—	65,041			800,004
						—	—
Randall T. Zipfel		—	412,500	412,500
	02/15/12				8,131			100,011
						—	—

(1)

Represents restricted stock unit awards, which vest in three equal annual installments commencing February 15, 2016 (subject to continual employment, except in certain circumstances) and acceleration upon a change in control.

(2)

Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 14 to the company’s audited financial statements for the fiscal year ended December 31, 2012, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 14, 2013.

Outstanding Equity Awards at Year End 2012

The following table provides information regarding unexercised options and other equity incentive plan awards for our named executive officers outstanding as of December 31, 2012. The awards vest as provided in the footnotes, subject to continued employment, except in certain circumstances, and acceleration of vesting upon a change in control.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(13) ($)
John P. Calamos, Sr.	177,273	—		18.00	10/27/14	—		—
	112,500	—		28.76	02/14/15	—		—
	133,362	—		35.43	02/14/16	—		—
	112,402	56,201	(1)	27.58	02/14/17	18,734	(3)	198,018
	58,010	116,020	(2)	19.79	02/14/18	38,673	(4)	408,774
						82,690	(5)	874,033
						90,766	(6)	959,397
						86,990	(7)	919,484
						93,496	(8)	988,253
Nimish S. Bhatt	12,545	—		18.00	10/27/14	—		—
	—	—		—	—	1,662	(3)	17,567
	6,595	13,190	(2)	19.79	02/14/18	4,397	(4)	46,476
	—	—		—	—	7,311	(5)	77,277
	3,375	—		17.80	2/14/16	—		—
	7,671	3,836	(1)(9)	17.80	2/14/17	—		—
						13,734	(6)	145,168
						10,969	(7)	115,942
						12,196	(8)	128,912
James J. Boyne	6,095	12,190	(10)	20.51	05/05/18	4,063	(11)	42,946
						8,404	(5)	88,830
						39,464	(6)	417,134
						37,822	(7)	399,779
						48,781	(8)	515,615
Gary D. Black	—	—		—	—	—		—
Nick P. Calamos(12)	113,636	—		18.00	10/27/14	—		—
	72,750	—		28.76	02/14/15	—		—
	87,321	—		35.43	02/14/16	—		—
	82,488	—		27.58	02/14/17	—		—
	40,223	—		19.79	02/14/18	—		—
Randall T. Zipfel	—	—		—	—	1,133	(3)	11,976
	5,054	10,108	(2)	19.79	02/14/18	3,369	(4)	35,610
	—	—		—	—	8,320	(5)	87,942
	5,231	2,616	(1)(9)	17.80	02/14/17	—		—
						15,628	(6)	165,188
						15,129	(7)	159,914
						8,131	(8)	85,945

(1)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(3)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(4)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(5)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of May 7, 2013, 2014 and 2015.

(6)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 9, 2014, 2015 and 2016.

(7)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2015, 2016 and 2017.

(8)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2016, 2017 and 2018.

(9)	Stock options originally issued on February 15, 2007. Stock options exchanged pursuant to stockholder-approved stock option exchange program on July 23, 2009.

(10)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of May 6, 2012, 2013 and 2014.

(11)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of May 6, 2012, 2013 and 2014.

(12)	Unvested stock options and RSUs forfeited on August 31, 2012.

(13)	Based on the NASDAQ Global Select Market closing price of $10.57 for the company’s Class A common stock on December 31, 2012, the last trading date of 2012.

Option Exercises and Stock Vested During 2012

The following table provides information on option exercises and vesting of stock in fiscal year 2012 by our named executive officers.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John P. Calamos, Sr	—	—	52,888	665,860
Nimish S. Bhatt	—	—	11,990	153,063
James J. Boyne	—	—	14,479	186,345
Gary D. Black	—	—	—	—
Nick P. Calamos	—	—	36,858	464,042
Randall T. Zipfel	—	—	13,529	173,329

(1)	Based on the NASDAQ Global Select Market closing price of $12.87 and $12.59 for the company’s Class A common stock on February 10, 2012 and February 14, 2012, respectively.

Potential Payments upon Termination or Change in Control

As noted in the Compensation Discussion and Analysis section, we have entered into employment agreements and maintain plans which obligate us to make payments and provide benefits to certain named executive officers in the event of termination of employment or a change in control. A summary of the terms of those employment and transition agreements and the potential payments is provided below.

Employment Agreements

John P. Calamos, Sr.    We entered into an employment agreement with John P. Calamos, Sr., effective October 26, 2004. Mr. Calamos serves as our Chairman, Chief Executive Officer and Global Co-Chief Investment Officer. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. The agreement, as amended, provides Mr. Calamos with a minimum annual base salary of $820,000, an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Calamos voluntarily reduced his annual base salary to $250,000 for 2009, to $425,000 for 2010 and to $720,000 for 2011 and 2012. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Under the agreement,

Mr. Calamos is eligible to receive annual equity awards under our incentive compensation plan at the discretion of our compensation committee. Under the agreement, Mr. Calamos is expected to receive annual awards with a value equal to 400% of his base salary. Mr. Calamos’ employment agreement was amended effective as of January 1, 2009, through an Omnibus Amendment to comply with code section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance issued thereunder. The Omnibus Amendment revised the employment agreements of Mr. Nick P. Calamos and Mr. John P. Calamos, Jr.

Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	base salary for 36 months; and

•	continued health care coverage for 36 months at employee rates.

These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full-time employment during his severance period, as specified in his employment agreement, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum. “Cause” is defined as: (i) willful breach of agreement or of any material company policy, (ii) misappropriation of assets, (iii) conviction of a felony or other serious crime, (iv) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (v) an act of fraud or gross moral turpitude, or (vi) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure: (i) the continued breach by us of any material provision of his agreement, (ii) any material adverse change in the status, position or responsibilities of Mr. Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by us to assign his employment agreement to a successor to us, or failure of a successor to us to explicitly assume and agree to be bound by his employment agreement, or (v) delivery of notice to Mr. Calamos of non-renewal of his employment agreement.

If Mr. Calamos dies or becomes disabled, he or his estate will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates (in the case of disability) and any accrued base salary, bonus, vacation and unreimbursed expenses.

If Mr. Calamos’ employment is terminated in connection with a change in control within two years of a change in control, he will receive the following:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation, and two years of welfare benefits at employee rates; and

•	pro rata bonus for the year in which the termination occurs.

In general, a “Change in Control” is deemed to have occurred in the event that any person, entity or group (other than an employee benefit plan of the company or the Calamos Principals) shall become the beneficial owner of such number of shares of Class A and/or Class B Common Stock, and/or any other class of stock of the company, then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than fifty percent (50%) of the voting power of all of the then outstanding shares of all such classes of voting stock of the company so entitled to vote.

In addition, other earned cash or incentive benefits vest and become payable, and equity awards will vest in full, upon such termination. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’ employment agreement also includes a tax gross-up provision if excise taxes are imposed on Mr. Calamos for any amount, right or benefit paid or payable that is deemed to be an excess parachute payment.

Mr. Calamos has also entered into a non-competition agreement with us, pursuant to which he has agreed that, until three years after the termination of his employment with us for any reason, he will comply with the restrictive covenants described in the Compensation Discussion and Analysis above.

Nick P. Calamos.    We entered into an employment agreement with Nick P. Calamos effective October 26, 2004 and last amended the agreement on August 21, 2012. Mr. Calamos serves as a Senior Advisor. The terms of Mr. Calamos’ employment agreement, as amended, are similar to the terms in our agreement with John P. Calamos, Sr., including the restrictive covenants, except that: (i) the agreement can be terminated by the company upon 30 days notice to Mr. Calamos; and (ii) Mr. Calamos received an annual base salary of $177,632 with no short- or long-term incentive compensation.

Gary D. Black.    We entered into an employment agreement with Gary D. Black, effective August 31, 2012. Mr. Black serves as our Executive Vice President, Global Co-Chief Investment Officer and Chief Investment Officer of Alternative Products. The terms of Mr. Black’s employment agreement are substantially similar to the terms in our agreement with John P. Calamos, Sr., except that: (i) the term of the agreement is for one year with an automatic renewal feature; (ii) Mr. Black received an annual base salary of $500,000 with an annual discretionary target bonus and long-term incentive compensation each targeted at 300% of base salary; (iii) Mr. Black is also eligible to receive certain incentive fee payments related to investment performance; and (iv) Mr. Black’s severance and non-compete provision each are 6 months in duration.

Other Named Executive Officers.    We have not entered into an employment agreement with Messrs. Boyne, Bhatt and Zipfel. As part of their recruitment, we did enter into letter agreements with each executive setting forth the particulars of our employment offer; including salary, position and compensation.

We entered into a termination agreement with Mr. Zipfel, pursuant to which he remained employed through February 28, 2013; pursuant to which he received, in part, a severance payment of $178,750 and a special payment of $72,200.

Potential Payments

The following table illustrates the incremental dollar amounts which would become payable to or received by the named executive officers currently employed with the company under various post-employment scenarios or a change in control. These amounts reflect certain assumptions made in accordance with the SEC rules applicable to this disclosure. These assumptions are that the termination of employment or change in control occurred on December 31, 2012 and that the value of our common stock on that day was $10.57, the closing price on December 31, 2012, the last trading day of 2012. The amounts set forth below do not include payments and benefits not enhanced as a result of termination of employment or the change in control. These payments and benefits include benefits accrued under our tax-qualified 401(k) plan, accrued vacation pay, health plan continuation and similar amounts paid or made available when employment terminates applicable to our salaried employees generally.

Scenario	John P. Calamos, Sr.(1) ($)	Nimish S. Bhatt ($)	James J. Boyne ($)	Gary D. Black ($)	Nick P. Calamos ($)
Voluntary resignation or for “cause” termination	4,347,959	—	—	—	—
Retirement	4,347,959	—	—	—	—
Death(2)	4,347,959	210,242	467,180	250,000	23,877
Disability(3)	4,354,968	210,242	467,180	250,000	23,877
Termination without “cause” or resignation for “good reason”(4)	6,819,809	—	—	250,000	571,502
Change in control but no termination(5)	4,347,959	531,343	1,464,304	—	—
Change in control and involuntary termination without “cause” or resignation for “good reason”(6)	26,599,473	531,343	1,464,304	—	568,175

(1)

Mr. John P. Calamos, Sr. has reached retirement eligibility, which requires the attainment of age 55 and at least 10 continuous years of service within the Calamos organization. In the event Mr. Calamos were to voluntarily resign, retire or have his position terminated for any reason, all of his awards would continue to vest provided he remains retired from the investment management industry. We have assumed that John P. Calamos, Sr. would remain retired from the investment management industry and the amount shown reflects the value of the RSUs and “in the money” value of the stock options held by Mr. Calamos at December 31, 2012, assuming our stock price would remain constant throughout the vesting period.

(2)

Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options, based on December 31, 2012 stock value of $10.57 per share, as follows: John P. Calamos, Sr., $4,347,959; Nimish S. Bhatt, $210,242; Gary D. Black, $0; James J. Boyne, $467,180; and Nick P. Calamos, $0; and (b) health plan continuation benefits for Nick P. Calamos, $23,877.

(3)

Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options as follows: John P. Calamos, Sr., $4,347,959; Nimish S. Bhatt, $210,242; Gary D. Black, $0; James J. Boyne, $467,180; and Nick P. Calamos, $0; and (b) health plan continuation benefits as follows: John P. Calamos, Sr., $7,009; and Nick P. Calamos, $23,877.

(4)

Includes (a) cash severance payments as follows: John P. Calamos, Sr., $2,460,000; Gary D. Black, $250,000; and Nick P. Calamos, $532,896; (b) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options for John P. Calamos, Sr., $4,347,959; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $11,850; and Nick P. Calamos, $38,606.

(5)

Includes (a) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $4,347,959; Nimish S. Bhatt, $531,343; James J. Boyne, $1,464,304; Gary D. Black, $0; and Nick P. Calamos, $0.

(6)

Includes (a) severance payments and excise tax gross-up as follows: John P. Calamos, Sr., $17,220,000 and $5,021,171, respectively; and Nick P. Calamos, $532,896 and $0, respectively; (b) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $4,347,959; Nimish S. Bhatt $531,343; James J. Boyne, $1,464,304; Gary D. Black, $0; and Nick P. Calamos, $0; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $10,343; and Nick P. Calamos, $35,279.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

You are being asked to approve, on an advisory basis, the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934, as amended, through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure set forth in the company’s proxy statement for the 2013 annual meeting of stockholders.”

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed in the Compensation Discussion and Analysis section. As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is competitive and governed by pay for performance principles. We emphasize compensation opportunities that reward results. Our use of long-term stock-based incentives reinforces the alignment of the interests of our executives with those of our long-term stockholders. In doing so, we believe our executive compensation program supports our strategic objectives and mission.

Our 2011 executive compensation program was approved by our stockholders at the 2012 annual meeting with 98% of the votes in favor, which vote includes the vote of the Calamos Interests. Although less than half of the Class A stockholders voted in favor, the Committee was mindful of that fact, but also recognizes that the economic burden of our executive compensation program is borne by Calamos Investments, of which 77.8% is owned by the Calamos Interests. As a result, the committee continued in 2012 the executive compensation program from 2011. And, in keeping with our program and its pay-for-performance orientation, our Chief Executive Officer experienced a reduction in his compensation from year-to-year, as we underperformed in 2012.

Because your vote is advisory, it will not be binding upon the company or our board of directors. However, our board of directors (including the compensation committee of the board of directors) may take the results of the vote into consideration with respect to future decisions affecting the compensation of the company’s named executive officers as it deems appropriate.

Recommendation of the Board

The board of directors recommends that stockholders vote “FOR” Proposal No. 2, the advisory resolution approving the compensation of the company’s named executive officers as described in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors of Calamos Asset Management consists of G. Bradford Bulkley, Thomas F. Eggers, Richard W. Gilbert, Keith M. Schappert and William N. Shiebler. Each of the members of the audit committee is independent as defined under the NASDAQ listing standards and applicable law. The audit committee is responsible for overseeing the company’s financial reporting activities. The audit committee’s function is more fully described in the written charter, which is posted under the Corporate Governance link on the Investor Relations section of the company’s website at www.calamos.com/investors. Richard W. Gilbert serves as the chairman of the audit committee and Thomas F. Eggers and William N. Shiebler are qualified as audit committee financial experts within the meaning of the SEC rules.

The audit committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2012. In addition, the audit committee reviewed programs designed to monitor the effectiveness of the company’s internal controls over financial reporting and disclosure controls and procedures.

The audit committee has discussed with McGladrey LLP, the company’s independent registered public accounting firm, the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X (Communication with Audit Committee).

The audit committee also has received the written disclosures and the letter from McGladrey LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence, and has discussed with McGladrey LLP its independence.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE

Richard W. Gilbert (Chairman)

G. Bradford Bulkley

Thomas F. Eggers

Keith M. Schappert (member since August 22, 2012)

William N. Shiebler (member since August 22, 2012)

The report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On March 12, 2013, the audit committee appointed McGladrey LLP as the independent registered public accounting firm to audit the financial statements of Calamos Asset Management for its current fiscal year ending December 31, 2013. Representatives of McGladrey LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Recommendation of the Board

The board of directors recommends a vote “FOR” Proposal No. 3, the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2013. The voting requirements for this proposal are described in the Voting Information section.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the approximate aggregate fees for fiscal years ended December 31, 2012 and 2011 for services rendered by McGladrey LLP.

	McGladrey LLP Audit Fees Fiscal Years Ended
	December 31,
	2012	2011
Audit fees	$432,500	$430,000
Audit-related fees	33,052	5,500
Tax fees	16,700	30,000
All other fees(1)	19,500	19,500

Total fees	$501,752	$485,000

(1)	Related to benefit plan audit.

Pre-Approval Process

The full audit committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors, subject to de minimis exceptions contained in the Securities Exchange Act of 1934. The audit committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Conflict of Interests Policy

As required under the NASDAQ rules and pursuant to our Conflict of Interests Policy in our second amended and restated certificate of incorporation, related party transactions shall be reviewed and approved by our independent directors or independent stockholders. Our Conflict of Interests Policy also allows related party transactions to be effected pursuant to guidelines approved in good faith by our independent directors or stockholders. The independent directors or independent stockholders must act in good faith and the material facts as to the relationship or interest and as to the transaction must be disclosed or known to them. Approval of a transaction requires the affirmative vote of a majority of the independent directors or voting power held by the independent stockholders.

For more information and to review our Conflict of Interests Policy as adopted, please see Article X of our second amended and restated certificate of incorporation which was Exhibit 3(i) to the company’s Annual Report on Form 10-K filed with the SEC on March 14, 2013.

Since the adoption of our Conflicts of Interests Policy, all related party transactions have been presented to the audit committee of the board of directors for review and approval. Material related party agreements are described immediately below.

Management Services and Resources Agreements

Calamos Family Partners and Calamos Property Holdings (each of which are owned by the Calamos Principals and family affiliates) have entered into a Management Services and Resources Agreement with the company. Dragon Leasing Corporation (which is solely owned by John P. Calamos, Sr.) has entered into a Management Services Agreement with us as well. Pursuant to these agreements, as amended, the parties provide to each other certain services and resources, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain management and administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, the parties have agreed to pay each other an amount equal to the Direct Cost (as defined below) paid or incurred plus an expense allocation component for indirect expenses such as employee compensation and benefits. “Direct Cost” means, with respect to each service or resource provided, the direct out-of-pocket expenses paid to or incurred with third parties in connection with providing such service or resource, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. For the year ended December 31, 2012, management services expenses allocated from the company to Calamos Family Partners, Calamos Property Holdings and Dragon Leasing Corporation were $245,000, $606,000 and $18,000 respectively. Calamos Property Holdings allocated $196,000 of management services expenses to the company during 2012.

Registration Rights Agreement

In connection with our initial public offering, we entered into an agreement with Calamos Family Partners and John P. Calamos, Sr. that grants registration rights with respect to shares of our Class A common stock (which we refer to as registrable securities) issuable or issued upon conversion of shares of our Class B common stock or in exchange for ownership in Calamos Investments.

The registration rights agreement provides that Calamos Family Partners and John P. Calamos, Sr. and their assigns are entitled to unlimited “piggyback” registration rights, meaning they can include their registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners and John P. Calamos, Sr. and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time, provided that the aggregate number of registrable securities subject to each demand constitutes at least 5% of the registrable securities on the date of the registration rights agreement or has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners and John P. Calamos, Sr. and their assigns may require that the registration statement be in an appropriate form under the Securities Act of 1933 (a shelf registration statement) relating to any of the registrable securities in accordance with the methods and distributions set forth in the shelf registration statement and under Rule 415 under the Securities Act of 1933. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We have agreed to pay the costs associated with all such registrations.

The registration rights agreement will remain in effect as long as there are outstanding registrable securities or securities of Calamos Asset Management or Calamos Investments that are convertible into or exchangeable for registrable securities.

Tax Indemnity Agreement

Calamos Family Partners has entered into an agreement with Calamos Asset Management and Calamos Investments in order to address certain matters among themselves in respect of the allocation of taxable income and liability for taxes. Under the terms of this agreement, Calamos Family Partners will generally indemnify us for any income taxes (including any interest and penalties on any such income taxes) related to Calamos Partners, Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. incurred before the initial public offering closing. This indemnification will also cover any income taxes (including any interest and penalties on any such income taxes) incurred upon the conversion of Calamos Partners, Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. into, respectively, Calamos Partners LLC, Calamos Advisors LLC, Calamos Financial Services LLC and Calamos Property Management LLC. The terms of the Tax Indemnity Agreement will survive until the expiration of the applicable statute of limitations. The Tax Indemnity Agreement contains provisions that allow Calamos Family Partners to control the proceedings of any tax audits and tax controversies that relate to periods prior to the closing of the initial public offering. The Tax Indemnity Agreement also requires cooperation on a going-forward basis among the parties.

Contribution Agreement

In connection with the company’s reorganization, Calamos Family Partners entered into a contribution agreement with Calamos Investments on October 15, 2004, whereby Calamos Family Partners contributed all of its assets and liabilities, including all of the equity interests in its four wholly owned subsidiaries, to Calamos Investments. In exchange for contributing its assets and liabilities to Calamos Investments, Calamos Family Partners received 100% of the ownership in Calamos Investments. The agreement provides that Calamos Investments will indemnify Calamos Family Partners and its employees, officers and directors for any losses they may suffer or incur arising out of Calamos Family Partners’ ownership of the contributed assets and liabilities or the conduct of the business prior to the date of the agreement (other than losses which Calamos Family Partners is agreeing to indemnify Calamos Asset Management and Calamos Investments for under the Tax Indemnity Agreement).

Leases of Corporate Office Space

In October 2004, Calamos Investments entered into a 20-year lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings, with respect to the current corporate headquarters constructed for the company’s occupancy. Rent under the lease commenced in April 2005 and will end on May 31, 2025. Annual base rent payments were approximately $3,500,000 for the year ended December 31, 2012 and will increase 3% annually for the remaining term of the lease. Calamos Investments may not terminate the lease unless a casualty or condemnation affects all or a substantial portion of the leased premises. 2020 Calamos Court LLC may terminate the lease only upon specified events of default, which are subject to applicable grace periods.

Calamos Investments entered into a lease with 1111 Warrenville Road LLC, a subsidiary of Calamos Property Holdings on August 1, 2005. In January 2011, Calamos Investments and 1111 Warrenville Road LLC amended the lease in order to extend the term for two years with automatic one year renewals and to increase the base rent accordingly. Annual base rent payments were approximately $809,000 for the year ended December 31, 2012 and will increase 3% annually.

In January 2011, Calamos Investments entered into a sublease agreement with Primacy Business Center LLC, a subsidiary of Calamos Family Partners, where office space is subleased to Primacy Business Center. Calamos Investments recognized sublease rental income of $277,000. The lease shall expire on December 31, 2013 subject to automatic one year renewals.

In August 2005, Calamos Investments entered into a 20-year lease with 2020 Calamos Court Annex LLC, a subsidiary of Calamos Property Holdings, with respect to the employee dining facility in the company’s corporate headquarters. Rent under the lease commenced in December 2005 and will end on May 31, 2025. Annual base rent and operating expenses were approximately $289,000 for the year ended December 31, 2012 and will increase 3% annually.

In November 2007, Calamos Investments entered into a seven and one-half year lease with CityGate Centre I LLC, a subsidiary of Calamos Property Holdings, with respect to office space for the company. Rent under the lease commenced in May 2008 and will end on April 30, 2015. Annual base rent and operating expenses are approximately $922,000 for the year ended December 31, 2012 and will increase 2.5% annually. Calamos Investments has been granted two options to extend the term of the lease for five years each, and has a right of first offer to lease additional contiguous space in the building.

Amenities

Calamos Investments entered into a Lunch and Catering Agreement dated February 13, 2006 with CF Restaurant Enterprises LLC, a subsidiary of Calamos Family Partners, where CF Restaurant Enterprises provides lunch food service to Calamos Investments through an independent manager at fixed prices in accordance with a pre-approved menu. Calamos Investments guaranteed a certain minimum amount of revenue each business day ($3,120/day) and CF Restaurant Enterprises agreed that certain quantities and combinations of food and beverage will be available at a predetermined price. During 2012, Calamos Investments incurred expenses of $976,000 related to this agreement.

Calamos Investments headquarter campus is owned and operated by Calamos Family Partners, Calamos Properties Holdings and their subsidiaries (collectively, CityGate Centre) and is utilized by the company to promote its business and brand awareness both in the local community and with its visiting strategic clients. CityGate Centre offers amenities such as hotel accommodations, restaurants and event planning services. For the year ended December 31, 2012, Calamos Investments had expense payments of $632,000 related to these services.

Aircraft

JPC Falcon 1109 LLC (JPC Falcon) is an affiliated company controlled by John P. Calamos, Sr. Calamos Advisors is party to a non-exclusive lease agreement with JPC Falcon, dated April 26, 2012, whereby Calamos Advisors has use of an airplane owned by JPC Falcon. Under the agreement, Calamos Advisors has use of the airplane for business travel and agrees to pay for the airplane use, along with other related expenses. For the year ended December 31, 2012, expenses related to this agreement were $589,000. The agreement expires on April 26, 2013.

Employment Arrangements

Effective October 26, 2004, we entered into an employment agreement with John P. Calamos, Jr., the son of John P. Calamos, Sr. Mr. Calamos serves as our Senior Vice President, Co-Portfolio Manager. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a new three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. Under the agreement, Mr. Calamos received an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 225% of his base salary. Mr. Calamos voluntarily reduced his annual base salary for 2010, 2011 and 2012 to $275,000 and agreed to make the reduction permanent in February 2013 as well as reduce his short- and long-term incentive compensation percentages to 150% each. Mr. Calamos’ total compensation for 2012 was $1,117,009.

Kenneth Witkowski and Darrick Witkowski, step-sons of John P. Calamos, Sr., are employed by the company. Mr. Kenneth Witkowski serves as our Vice President and Director of Security and Mr. Darrick Witkowski serves as an Investment Consultant. Their total compensation for 2012 was $422,538.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of Calamos Asset Management’s common stock (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. We have reviewed copies of such reports with respect to fiscal year 2012 and we believe all Reporting Persons complied with the applicable filing requirements for fiscal year 2012.

STOCKHOLDER PROPOSALS

Qualified stockholders who wish to have proposals presented at the 2014 annual meeting of stockholders must deliver them to us by December 25, 2013, in order to be considered for inclusion in next year’s proxy statement and proxy, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

Any stockholder proposal or director nomination for our 2014 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely if we receive it before March 7, 2014 or after April 6, 2014. Such proposals and nominations must be made in accordance with our by-laws. An untimely proposal may be excluded from consideration at our 2014 annual meeting. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

STOCKHOLDER ACCESS/COMMUNICATION

Generally, stockholders who have questions about Calamos Asset Management should contact our Investor Relations Department at (630) 245-1780. However, any stockholders who wish to directly address such questions to our board of directors, or any individual director, including a non-management director, should write to any director or to all directors in care of our Secretary, at 2020 Calamos Court, Naperville, Illinois 60563.

ANNUAL REPORT AND FORM 10-K

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is being sent to all stockholders as of the record date and both are available for viewing at www.calamos.com/investors. However, the financial statements in our Annual Report on Form 10-K do not legally form any part of this proxy soliciting material.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 was filed with the SEC and contains our audited consolidated financial statements and all of the information that the regulations of the SEC require to be presented in an annual report to stockholders. For legal purposes, our Annual Report on Form 10-K is our annual report to stockholders.

Stockholders may also obtain a copy of the Annual Report on Form 10-K, without charge, by visiting the Investor Relations section of our website at www.calamos.com/investors or by writing to our Secretary, at 2020 Calamos Court, Naperville, IL 60563. Upon written request to our Secretary at the address of our principal executive offices, the exhibits set forth on the exhibit index of our Annual Report on Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits). The contents of the company’s website referenced above are not deemed to be incorporated by reference into this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the annual meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares and is householding our proxy materials, this means that:

Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you call the Householding Election System at (800) 542-1061.

You can contact us by calling (630) 245-7200 or by writing to our Secretary, at 2020 Calamos Court, Naperville Illinois 60563, to request a separate copy of the annual report on Form 10-K and proxy statement for the annual meeting or you can contact your broker to make the same request.

You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

OTHER MATTERS

We know of no other voting matters to be presented to you at the annual meeting. As stated in an earlier section, if other matters are considered at the annual meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Calamos Asset Management.

We post our periodic filings as well as other important information, including corporate governance documents, press releases, investor presentations, Total Assets2 reports and other documents, on our website at www.calamos.com/investors. We encourage stockholders and investors to visit our website and review such filings, communications and documents.

[2]	Total Assets includes assets under management as well as assets in which the company provides model portfolio design and oversight.

Appendix A

Supplemental Non-GAAP Financial Measures

We provide investors with certain adjusted, non-GAAP financial measures including non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share. These non-GAAP financial measures are provided to supplement the consolidated financial statements presented on a GAAP basis. These non-GAAP financial measures adjust GAAP financial measures to include the tax benefit from the amortization of deferred taxes on intangible assets, and to exclude the increase in deferred tax valuation adjustment and CAM’s non-operating income, net of taxes. We believe these adjustments are appropriate to enhance an overall understanding of our operating financial performance, as well as to facilitate comparisons with our historical earnings results. These adjustments to our GAAP results are made with the intent of providing investors a more complete understanding of our underlying earnings results and trends and our marketplace performance. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis of managing our business.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the table below:

2012
(in thousands, except per share data)
Net income attributable to CAM	$18,192
Exclude:
Deferred tax amortization on intangible assets	7,916
Increase in deferred tax valuation allowance	1,900
CAM’s non-operating income, net of taxes	(2,730)

Non-GAAP net income attributable to CAM	$25,278

Diluted—Weighted average shares outstanding	20,745,922

Diluted earnings per share	$0.88
Non-GAAP diluted earnings per share	$1.22

Non-GAAP net income attributable to CAM is calculated by adjusting the following items from GAAP net income attributable to CAM:

(i)	amortization of deferred taxes on intangible assets associated with the election under section 754 of the Internal Revenue Code of 1986, as amended (Section 754 election);

(ii)	increase in deferred tax valuation allowance; and

(iii)	CAM’s non-operating income, net of taxes.

Non-GAAP diluted earnings per share is calculated by dividing (i) Non-GAAP net income attributable to CAM by (ii) diluted weighted average shares outstanding.

The deferred tax assets from the Section 754 election allows for a quarterly reduction of $2.0 million in future income taxes owed by us through 2019, to the extent that a tax payable exists during the quarter. As a result, this cash savings will accrue solely for the benefit of the shareholders of CAM’s common stock. We believe that adjusting this item from the calculation of the above non-GAAP items can be a useful measure in allowing investors to see our performance. The change in the allowance on the deferred tax asset is excluded from the above non-GAAP items as it may fluctuate in future periods affecting prior period comparisons. Non-operating income are excluded from the above non-GAAP items as they can distort comparisons between periods. As noted above, we believe that measures excluding these items are useful in analyzing operating trends and allows for more comparability between periods, which may be useful to investors.

We believe that non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share are useful measures of performance and may be useful to investors, because they provide measures of our core business activities adjusting for items that are non-cash and costs that may distort comparisons between periods. These measures are provided in addition to our net income attributable to CAM and diluted earnings per share calculated under GAAP, but are not substitutes for those calculations.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors Recommends a Vote FOR All Nominees Listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:	01 - Gary D. Black	02 - Thomas F. Eggers	03 - Richard W. Gilbert	+
	04 - Keith M. Schappert	05 - William N. Shiebler

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For All EXCEPT - To withhold authority to vote for any
	FOR all nominees		vote from all nominees		nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐	3.	Ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013.	☐	☐	☐

In their discretion upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Annual Meeting of Stockholders

Calamos Asset Management, Inc.

June 5, 2013

9:00 a.m.

2020 Calamos Court

Naperville, Illinois 60563

ADMISSION TICKET If you plan to attend the Annual Meeting, please be sure to check the Meeting Attendance box on the reverse side of the proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: www.calamos.com/proxy.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CALAMOS ASSET MANAGEMENT, INC.

Annual Meeting of Stockholders – June 5, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John P. Calamos, Sr., James J. Boyne and J. Nimish S. Bhatt, attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held June 5, 2013 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND FOR PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors Recommends a Vote FOR All Nominees Listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:	01 - Gary D. Black	02 - Thomas F. Eggers	03 - Richard W. Gilbert	+
	04 - Keith M. Schappert	05 - William N. Shiebler

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For All EXCEPT - To withhold authority to vote for any
	FOR all nominees		vote from all nominees		nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐	3.	Ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013.	☐	☐	☐

In their discretion upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: www.calamos.com/proxy.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CALAMOS ASSET MANAGEMENT, INC.

Annual Meeting of Stockholders – June 5, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John P. Calamos, Sr., James J. Boyne and J. Nimish S. Bhatt, attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held June 5, 2013 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND FOR PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)